Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANNOUNCES SECOND QUARTER 2013 RESULTS

CEO calls first half “enormously productive”.

SEATTLE, WA – AUGUST 14, 2013 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the quarter ended June 30, 2013. The Company incurred losses of $1,405,000 and $2,762,000 for the three months and six months ended June 30, 2013, respectively, as compared to losses of $1,020,000 and $1,884,000 for the same periods in 2012. Research and development costs totaled $537,000 and $995,000 for the three months and six months ended June 30, 2013, respectively, as compared to $291,000 and $555,000 for the same periods in 2012, reflecting increased personnel levels and research activities in 2013. General and administrative costs increased to $871,000 and $1,774,000 for the three months and six months ended June 30, 2013, respectively, as compared to $734,000 and $1,334,000 for the same periods in 2012, reflecting increased marketing costs and the expense of operating as a public company following the Company’s initial public offering in April 2012 at $4.00 per share raising net proceeds of $11,640,000. As a development stage company, ClearSign has recorded no revenue to date.

Working capital at June 30, 2013 totaled $4,831,000, including cash and cash equivalents of $5,164,000. Management expects these funds to be sufficient to fund activities at least through April 2014.

“The second quarter and first half of 2013 have been an enormously productive period for ClearSign," said CEO, Rick Rutkowski. "I'm delighted with the progress we are making in both research and development and in business development. We are tracking to our operating plan and budget and to our plan for broad commercialization of our technology. Several highlights from the period include:

•	"We developed and formally introduced to the industry the Duplex™ burner: An entirely new architecture for the design of ultra-low NOx burners (ULNBs) that solves several well-known and costly challenges relating to energy efficiency and process throughput in a broad range of high-value industrial and commercial applications.
•	"Using this design approach we were able to reduce NOx first to 8ppm, then 5ppm and we most recently announced at the American Boiler Manufacturers Association conference in June that we had achieved an impressive 3ppm of NOx. We previously indicated that we would target a goal of 2ppm of NOx during the current year. We now believe that we will be in a position to report this achievement in the current quarter and have set a stretch goal to reduce NOx to as low as 1ppm.
•	"Unlike conventional ultra-low NOx burner designs, the Duplex design eliminates the need for external flue gas recirculation (EFGR), requires minimal excess air, and features high turn-down and a short flame. These features allow for superior NOx reduction performance as well as increased process throughput and improved energy efficiency.

ClearSign Combustion Corporation – Q2 2013 Results
August 14, 2013

•	"These features offer the potential for significant increases in plant productivity coupled with reduced operating costs at extremely low NOx levels, as compared with conventional technology, which becomes increasingly expensive to operate as emissions are reduced.
•	"ClearSign Chief Technology Officer, Joe Colannino, reported these results to an influential audience at the ABMA in June and we have been very pleased with both the reception at the conference and the activity that has followed.
•	"We are in active discussions with multiple potential partners and customers including virtually all of the major oil companies, relating to collaborative development and the launch and commercial deployment of this technology into refinery and petrochemical process heaters and into packaged boiler configurations.
•	"We believe that the Duplex architecture may have very broad commercial potential across multiple large markets as both a retrofit solution and to enable new designs for a range of combustion system and heater types including both high and low temperature industrial process heaters as well as commercial and possibly even residential heaters.
•	"We have achieved what we believe is a “critical mass footprint” in the IP surrounding our technologies. Having achieved our goal of having 100 patent applications filed at the end of the first quarter, we have continued to actively develop new and, we believe, important, intellectual property.
•	"We have intensified our focus in three major market segments: refinery and petrochemical heaters, industrial and commercial packaged boilers and industrial scale solid fuel combustors. We have also initiated a marketing and business development effort in Asia that has quickly resulted in very strong interest from prospective co-development and/or joint venture partners in the region.
•	"We began scale-up efforts with solid fuel combustion during this period. During the second quarter we designed, built and operated a demonstration scale, continuous-feed, solid fuel combustor that can accommodate multiple types of solid fuels including biomass, coal, and municipal solid waste (MSW) and tire derived fuel (TDF).
•	"We announced the intent to enter into a development agreement with a global company in the Waste to Energy space and continue to work with this company to define and scope our development efforts and refine our commercial focus.
•	"Importantly, the preliminary stage of this effort has been highly successful. In recent weeks, we have successfully electrically isolated the furnace and charged a flame with very encouraging results, which we expect to report formally in the weeks ahead. We have also developed what we believe is very important and potentially very broad intellectual property relating to electrode configurations in solid fuel stoker type combustors.
•	"Our goal is to apply ClearSign’s ECC™ technology to the combustion of solid fuels in order to increase firing capacity by improving flame pattern and to reduce or eliminate particulate and ultrafine particulate (also called PM 2.5) along with other harmful emissions including NOx and CO. Longer term efforts with solid fuel combustion will also aim at the reduction of other species including SOx, mercury and dioxins.

ClearSign Combustion Corporation – Q2 2013 Results
August 14, 2013

•	"We believe that clean, efficient and cost-effective combustion of solid fuels can be uniquely enabled by our ECC technology and that the opportunities in large developed markets, and even larger developing markets, are significant.

Our goal in the second half of this year is to enter into collaborative agreements with leading suppliers and end-users in the three target segments that we have previously identified: Refinery and petrochemical process heaters, packaged boilers, and industrial solid fuel combustors. Following our recent announcement of a planned collaboration in the waste to energy category, we believe we are on track to complete such agreements and initiate developments in at least two if not all three of these categories in the second half of this year. We continue to identify additional applications including a variety of process heater types and the potential application of our technology to improve gasification processes. We are also setting the stage for collaborative arrangements in Asia, and are targeting the first half of 2014 for partnering in this strategically important, and very large market.

A conference call discussing the release of the Company’s results for the quarter ended June 30, 2013 is scheduled for today, Wednesday, August 14, 2013 at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-800-860-2442 (international: +1-412-858-4600) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10032774. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, and fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

ClearSign Combustion Corporation – Q2 2013 Results
August 14, 2013

CONTACT:

Media Contact:

Bronwyn Wallace,

Hill+Knowlton Strategies

(713) 752-1929

bronwyn.wallace@hkstrategies.com

Investor Relations:

(206) 538-2732

investors@clearsign.com

ClearSign Combustion Corporation – Q2 2013 Results
August 14, 2013

ClearSign Combustion Corporation

(a Development Stage Company)

Statements of Operations

(Unaudited)

					For the Period
					from Inception
					(January 23,
	For the Three Months Ended		For the Six Months Ended		2008)
	June 30,		June 30,		to
	2013	2012	2013	2012	June 30, 2013
Operating expenses:

Research and development	$537,000	$291,000	$995,000	$555,000	$2,703,000
General and administrative	871,000	734,000	1,774,000	1,334,000	8,770,000

Total operating expenses	1,408,000	1,025,000	2,769,000	1,889,000	11,473,000

Loss from operations	(1,408,000)	(1,025,000)	(2,769,000)	(1,889,000)	(11,473,000)
Other income (expense)	3,000	5,000	7,000	5,000	32,000

Net Loss	$(1,405,000)	$(1,020,000)	$(2,762,000)	$(1,884,000)	$(11,441,000)

Net Loss per share	$(0.16)	$(0.13)	$(0.31)	$(0.29)	$(2.70)

Weighted average number of shares outstanding	8,789,433	7,705,116	8,785,413	6,429,215	4,230,622

ClearSign Combustion Corporation

(a Development Stage Company)

Balance Sheets

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$5,164,000	$8,027,000
Prepaid expenses	320,000	60,000
Total current assets	5,484,000	8,087,000

Fixed assets, net	429,000	400,000
Patents and other intangible assets	964,000	618,000
Other assets	10,000	10,000

Total Assets	$6,887,000	$9,115,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$170,000	$276,000
Accrued compensation	483,000	168,000
Total current liabilities	653,000	444,000
Deferred rent	33,000	35,000
Total liabilities	686,000	479,000

Stockholders' Equity:
Common stock, 8,793,265 and 8,752,015 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,000	1,000
Additional paid-in capital	17,641,000	17,314,000
Deficit accumulated in the development stage	(11,441,000)	(8,679,000)
Total stockholders' equity	6,201,000	8,636,000

Total Liabilities and Stockholders' Equity	$6,887,000	$9,115,000